SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                          Date of Report: June 3, 2003

                           XSTREAM BEVERAGE GROUP, INC
                (Name of Registrant as specified in its charter)



         NEVADA                          33-30158-A             62-1386351
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(State or other jurisdiction of     (Commission File No.      (IRS Employer
incorporation or organization)                               Identification No.)



     621 NW 53rd Street, Suite 141, Boca Raton, Florida 33431 (561) 982-7997
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         (Address and telephone number of principal executive offices)

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                    INFORMATION TO BE INCLUDED IN THE REPORT

ITEM  2.  ACQUISITION OR DISPOSITION OF ASSETS.

Effective as of May 1, 2003 the Company, through its wholly owned subsidiary, Beverage Network of Connecticut, Inc. Acquired substantially all of the assets of Finish-Line Distributors, LLC, a beverage distributor located in Bristol, Connecticut. In consideration for these assets, we paid to Finish-Line Distributors the sum of $150,000 and issued 800,000 shares of common stock. Additional payments to Finish Line will be required depending on gross profits derived from sales through December 31, 2003.

ITEM 5.  OTHER EVENTS

As a result of the resignations of Edward Arioli and Steve Haglund, Barry Willson and Jerome Pearring were appointed to the Company's Board of Directors. In addition, Mr. Willson was appointed CEO and Mr. Pearring, president and chief operating officer. Both Mr. Willson and Mr. Pearring have been working with the Company prior to their appointment as officers and directors. There new employment agreements call for salaries of $85,000 per annum. All stock options previously granted to Mr. Willson or Mr. Pearring have been canceled.

The Company has also entered into an amended employment agreement with Theodore Farnsworth, it Chairman. The agreement provides for the same annual salary of $110,000. However, all stock options previously granted to Mr. Farnsworth have been canceled.

In connection with the execution of these agreements, the Company has terminated its employee stock option plan. .

ITEM 6.  RESIGNATION OF REGISTRANT'S DIRECTORS

Effective June 3, 2003, both Edward Arioli and Steve Haglund resigned as officers and directors of the Registrant's. The resignations were not the result of any disagreement with the Registrant on any matter relating to the Company's operations, policies or practices. In fact, both Mr. Arioli and Mr. Haglund executed one-year consulting agreements with the Company at an annual compensation rate of $40,000 per year.

ITEM 7.  EXHIBITS AND REPORTS ON FORM 8-K

Exhibit
  No.
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10.3     Asset Purchase and Sale Agreement between Beverage Network of
         Connecticut and Finish-Line Distributors, Inc.

10.4     Amended Employment Agreement between the Company and Barry Willson

10.5     Amended Employment Agreement between the Company and Jerome Pearring

10.6     Amended Employment Agreement between the Company and Theodore
         Farnsworth

10.7     Consulting Agreement between Steve Haglund and Xstream Beverage Group,
         Inc.

10.8     Consulting Agreement between Edward Arioli and Xstream Beverage Group,
         Inc.

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                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Xstream Beverage Group, Inc.


/s/Theodore Farnsworth
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BY: Theodore Farnsworth, chairman


Dated: This 13th day of June 2003